PROSPECTUS SUPPLEMENT NO. 1                   Filed Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED May 11, 2005              Registration No. 333-54002



                               HAN LOGISTICS, INC.

                                Supplement No. 1

                                       to

                          Prospectus Dated May 11, 2005


     This Prospectus Supplement No. 1 supplements and amends certain information contained in our Prospectus, dated May 11, 2005. This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supercedes the information contained in the Prospectus.

     The final sentence of the second paragraph on page 1 of the Prospectus is hereby amended to read as follows:

"After we have received proceeds from the sale of 50,000 shares of common stock, we may continue the offering without any escrow or refund provisions until all 250,000 shares of common stock are sold, the expiration of 90 days from the date of this prospectus (subject to additional 90-day extensions at the discretion of our Board of Directors) or until we elect to terminate the offering, whichever occurs first."

     The first sentence of the second full paragraph on page 30 of the Prospectus is hereby amended to read as follows:

"After 50,000 shares of common stock have been sold, the offering will continue, but without any refund or escrow provisions, until all 250,000 shares of common stock offered are sold, until ninety days from the date of this Prospectus (subject to additional 90-day extensions at the discretion of our Board of Directors) or until we terminate the offering, whichever event shall occur first."

     INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR NEED TO RAISE OPERATING CAPITAL. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 1 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is November 9, 2005.